Exhibit 16.1

January 10, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of Orion Ethanol, Inc. pertaining to our firm included under Item 4.01 of Form 8-K to be filed on Janaury 10, 2008 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Hein & Associates LLP

HEIN & ASSOCIATES LLP